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                                       KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
                                     EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                            (Dollars In Thousands Except Per Unit Amounts)

FOR THE YEAR ENDED DECEMBER 31,                                     2004                 2003                 2002
=====================================================================================================================
Weighted-average number of limited partners'
   units on which limited partners' net income
   per unit is based:
Basic                                                            196,955,618          185,383,944         172,016,574
Add:  Incremental units under common unit option plan                 82,696              109,774             169,065
                                                        -------------------------------------------------------------
Assuming dilution                                                197,038,314          185,493,718         172,185,639
                                                        =============================================================
Income Before Cumulative Effect of a Change in                  $    831,578         $    693,872        $    608,377
    Accounting Principle

Add: Cumulative effect adjustment from change in
    Accounting for asset retirement obligations                            -                3,465                   -
                                                        -------------------------------------------------------------
Net Income                                                      $    831,578         $    697,337        $    608,377
                                                        =============================================================
Calculation of Limited Partners' interest in Net Income:
Income Before Cumulative Effect of a Change in
    Accounting Principle                                        $    831,578         $    693,872        $    608,377
Less:  General Partner's interest                                   (395,092)            (326,489)           (270,816)
                                                        -------------------------------------------------------------
Limited Partner's interest                                           436,486              367,383             337,561
Add:  Limited Partner's interest in Change in
    Accounting Principle                                                   -                3,430                   -
                                                        -------------------------------------------------------------
Limited Partners' interest in Net Income                        $    436,486         $    370,813        $    337,561
                                                        =============================================================

Earnings per limited partner unit:
Limited Partners' Income Before Cumulative Effect of
    a Change in Accounting Principle per unit:
Basic                                                           $    2.22            $     1.98          $     1.96
Diluted                                                         $    2.22            $     1.98          $     1.96
Limited Partners' Cumulative Effect of a Change in
    Accounting Principle per unit:
Basic                                                                   -            $      .02                   -
Diluted                                                                 -            $      .02                   -
Limited Partners' Net Income per unit:
Basic                                                           $    2.22            $     2.00          $     1.96
Diluted                                                         $    2.22            $     2.00          $     1.96
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